EXPENSE LIMITATION AGREEMENT
Amendment No. 5

September 1, 2007

The Expense Limitation Agreement dated May 1, 2003 and amended on February 1, 2004, January 1, 2005, May 1, 2006 and December 20, 2006 (the “Agreement”) by and between SUN CAPITAL ADVISERS TRUST (the “Trust”), on behalf of its series listed on Schedule A (each a “Fund” and collectively the “Funds”) and SUN CAPITAL ADVISERS LLC (the “Adviser”) is hereby amended as follows:

WHEREAS, the Trust has applied for an order from the Securities and Exchange Commission to permit the substitution of assets from certain third-party investment options offered in certain Sun Life Financial variable products to the SC Lord Abbett Growth & Income Fund, SC Goldman Sachs Mid Cap Value Fund, SC Goldman Sachs Short Duration Fund and SC PIMCO High Yield Fund (the “Substitution Funds”), each of which is a series of the Trust (the “Substitution Application”).

WHEREAS, the Substitution Application states that the Adviser has contractually agreed to waive its unified management fee and, if necessary, to limit other operating expenses so that the total operating expenses of each of the Substitution Funds will not exceed the percentage of average daily net assets set forth on Schedule A for a period of two years after the order requested by the Substitution Application is granted.

WHEREAS, the Adviser wishes to establish an expense limitation for each of the Substitution Funds that will extend for a period of at least two years following the substitution transaction requested by the Substitution Application.

NOW THEREFORE, in consideration of the mutual covenants herein contained the parties hereto agree to amend the Agreement as follows:

1.  Schedule A of the Agreement is replaced in its entirety with the following amended Schedule A.

SCHEDULE A

FUND                                                                                                EXPENSE CAP

Initial Class                       Service Class

Sun Capital All Cap Fund                                                                                          0.90%                                1.15%
Sun Capital Investment Grade Bond Fund                                                              0.75%                               1.00%
Sun Capital Money Market Fund                                                                             0.50%                                0.75%
Sun Capital Real Estate Fund                                                                                    1.10%                                1.35%
SC Davis Venture Value Fund                                                                                   0.90%                                1.15%
SC Oppenheimer Main Street Small Cap Fund                                                       1.00%                                1.25%
SC FI Large Cap Growth Fund                                                                                   0.81%                                1.06%
SC Blue Chip Mid Cap Fund                                                                                      1.00%                                1.25%
SC Goldman Sachs Mid Cap Value Fund                                                              1.07%                                1.32%
SC Goldman Sachs Short Duration Fund                                                              0.65%                                0.90%
SC Lord Abbett Growth & Income Fund                                                                 0.87%                                1.12%
SC PIMCO High Yield Fund                                                                                    0.75%                                1.00%

2.  The following is added to the end of Section 1 of the Agreement.

The Adviser agrees to waive its unified management fees and to reimburse each of the SC Lord Abbett Growth & Income Fund, SC Goldman Sachs Mid Cap Value Fund, SC Goldman Sachs Short Duration Fund and SC PIMCO High Yield Fund for its other operating expenses for a two-year period (“Substitution Period”) starting on the date of the substitution transaction authorized by order of the Securities and Exchange Commission, to the extent necessary so that the total operating expenses for each of the Substitution Funds do not exceed the Expense Limitation set forth on Exhibit A for this fund.  It is anticipated that the Substitution Period will begin no earlier than January 1, 2008.  The Adviser further agrees to continue this expense limitation for the remainder of the Subsequent Period commencing prior to the end of the Substitution Period, unless the Adviser notifies the Board of Trustees that the Adviser intends to terminate this expense limitation at the end of the Substitution Period in accordance with the provisions of Section 2 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

SUN CAPITAL ADVISERS TRUST
On behalf of its Series,

SC Lord Abbett Growth & Income Fund
SC Goldman Sachs Mid Cap Value Fund
SC Goldman Sachs Short Duration Fund
SC PIMCO High Yield Fund

Attest:/s/ MAURA A. MURPHY                      By: /s/ JAMES M.A. ANDERSON
Name: Maura A. Murphy                                    Name:  James M.A. Anderson
Title: President, Chief Executive Officer and Trustee

SUN CAPITAL ADVISERS LLC

By: /s/ JAMES F. ALBAN
Name:  James F. Alban
Title: Chief Financial Officer

By: /s/ EVAN S. MOSKOVIT
Name:  Evan S. Moskovit
Title: Senior Managing Director

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